UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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DB3/ 203402258.1

100 International Drive

Baltimore, MD 21202

July 31, 2020 – Legg Mason Funds

Legg Mason Product Updates

As part of our ongoing commitment to keep you informed about our product line-up, included below are updates to existing products.

Legg Mason Open-End Funds and ETFs Shareholder Meeting Update for July 29, 2020 and Franklin Templeton Acquisition Closing

At the July 29, 2020 Special Meetings of Shareholders, an additional eleven (11) funds successfully passed the proposals to approve new management and subadvisory agreements. Fourteen (14) open-end funds or ETFs still have not yet obtained a sufficient number of votes to approve the new agreements. Meetings for these 14 funds have been adjourned until August 31, 2020 at 4:30 p.m. Eastern Time to permit the continued solicitation of shareholder votes. The open-end funds and ETFs that have not yet passed the proposals are:

ClearBridge Aggressive Growth Fund

ClearBridge All Cap Value Fund

ClearBridge Large Cap Growth ESG ETF

ClearBridge Small Cap Growth Fund

ClearBridge Tactical Dividend Income Fund

QS Growth Fund

QS S&P 500 Index Fund

Western Asset Government Reserves

Western Asset Institutional U.S. Treasury Reserves

Western Asset Intermediate Maturity CA Municipals

Western Asset Intermediate Maturity NY Municipals

Western Asset New York Municipals Fund

Western Asset Premium Liquid Reserves

Western Asset US Treasury Reserves

As previously communicated, due to the public health impact of the coronavirus ("COVID-19") pandemic and to support the health and safety of its shareholders, the meeting will be held in a virtual meeting format only. The meeting will be accessible solely by means of remote communication.

Federal law mandates a high rate of voter participation. Please understand that these are not routine proxy votes. We recognize this process has been challenging for you and for your investor clients. We must continue to ask for your help in encouraging shareholders to vote. If this communication comes after you voted, please accept our apologies for any inconvenience, and we thank you. We appreciate any and all assistance you can give to this important effort.

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100 International Drive

Baltimore, MD 21202

July 31, 2020 – Legg Mason Funds

On July 31, 2020, Franklin Resources, Inc. ("Franklin Resources") acquired Legg Mason, Inc. in an all- cash transaction. As a result of the transaction, Legg Mason Partners Fund Advisor, LLC, the subadviser(s), and Legg Mason Investor Services, LLC became indirect, wholly-owned subsidiaries of Franklin Resources. Franklin Resources is a global investment management organization operating, together with its subsidiaries, as Franklin Templeton.

Consummation of the transaction automatically terminated the management and subadvisory agreements that were in place for each fund prior to the transaction. Each fund's manager and subadviser(s) continue to provide uninterrupted services with respect to the fund pursuant to interim management and subadvisory agreements that were approved by the fund's board for use while the fund continues to seek shareholder approval of the new agreements. Please see the attached supplement for details.

You could lose money by investing in a money market fund. Although certain money market funds seek to preserve the value of your investment at $1.00 per share, they cannot guarantee they will do so. Because the share price of certain money market funds will fluctuate when you sell your shares in those funds, they may be worth less than what you originally paid for them. A money market fund may impose a fee upon the sale of your shares or may temporarily suspend your ability to sell shares if a fund's liquidity falls below required minimums because of market conditions or other factors. An investment in a money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. A money market fund's sponsor has no legal obligation to provide financial support to the fund, and you should not expect that the sponsor will provide financial support to the fund at any time.

All investments involve risk, including the loss of principal.

©2020 Legg Mason Investor Services, LLC, member FINRA, SIPC. Legg Mason Investor Services, LLC and all entities mentioned are wholly-owned subsidiaries of Franklin Resources, Inc.

BEFORE INVESTING, CAREFULLY CONSIDER A FUND'S INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES. YOU CAN FIND THIS AND OTHER INFORMATION IN EACH PROSPECTUS, AND SUMMARY PROSPECTUS, AT WWW.LEGGMASONFUNDS.COM. PLEASE READ THE PROSPECTUS CAREFULLY.

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